Exhibit 10.3

Exhibit A

February 20, 2013

Ms. Susan Story

714 Peakes Point Drive

Gulf Breeze, Florida 32561

Dear Susan:

On behalf of American Water, I am delighted to confirm our offer of employment to you as Chief Financial Officer (CFO) and Senior Vice President of American Water. I am confident that you will find your new role to be personally rewarding and one in which you can make significant contributions to the Company.

The following represents a summary of this offer.

Position and Responsibilities

You shall serve as CFO and shall report to me, as CEO. As such, you will lead the finance function for American Water and serve as a member of the Executive Leadership Team (ELT).

Base Salary

You will be at management level ML2 and your base salary will be $535,000, payable on the Company’s regular bi-weekly payroll schedule.

2013 Annual Incentive Plan (AIP)

Your Target Payout for AIP will be 75% of your annual base salary. Actual payout of the Annual Incentive Plan bonus is discretionary and based on factors, including company performance and individual performance objectives. Further details about the AIP will be provided to you. For 2013, you will be eligible for a full-year AIP payout based on your target level and the above noted factors.

Long-Term Incentive Plan (LTIP) Eligibility:

You will be eligible for an equity award under the Company’s Long-Term Incentive Plan at a target payout of 150% of your annual base salary, beginning in 2013, as approved by the Compensation Committee of the American Water Board of Directors. The 2013 award will be granted and priced as of your start date.

Ms. Susan Story

February 20, 2013

Equity Grant

You are entitled to receive 37,500 Restricted Stock Units (RSUs) which will be granted on your start date.

Benefits

American Water is committed to providing a flexible, comprehensive benefits package which provides choices. You will have the opportunity to choose benefits such as medical, dental, vision and life insurance that make the most sense for you and your family. You will also eligible for the executive physical program. Details of the other benefits for which you will be eligible will be provided to you.

Relocation

You will be eligible for relocation benefits under the Gold Relocation Program according to the parameters of our policy and eligibility criteria as set forth by the IRS. Eligible expenses (as noted in the Policy) will be paid on a cost-reimbursable basis and subject to review and justification. The Gold Standard Relocation Policy, which will be provided under separate cover, states that if an employee resigns, for reasons within the employee’s control, within 12 months of the date of their relocation, they will be required to reimburse 100% of the relocation expenses to the Company. The terms are confidential between you and American Water. The management of your relocation will be handled by NEI Global Relocation.

Vacation and Floating Holidays

You will be entitled to five (5) weeks vacation in a calendar year in accordance with the Company’s vacation policy. In addition, you will be eligible for six (6) floating holidays in a calendar year.

Executive Severance Policy

You will be entitled to the executive severance policy which provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. Under the policy, you will receive salary continuation benefits in the form of 12 months of your base salary, plus a prorated annual incentive payment. A copy of the Executive Severance Policy will be available to you at your request.

We are looking forward to a favorable decision from you and you joining the American Water team on April 1, 2013. Please signify your acceptance of this offer of employment by signing this letter and returning it to me by email or by facsimile.

Sincerely,

Jeffry E. Sterba

This offer of employment extended by American Water is contingent upon successful completion of a drug screen, applicable background checks, verification of authorization to work and all information supplied on the resume and employment application, and the absence of any Non-Compete or Non-Solicitation Agreement with a prior employer.

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Ms. Susan Story

February 20, 2013

I, Susan Story, understand that my employment will be “at will,” which means that I am not guaranteed employment or any particular job for any specified period of time. The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

/s/ Susan Story	February 20, 2013
Signature: Susan Story	Date

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